Exhibit 4.30

EXCLUSIVE PAPER FOR NOTARIAL DOCUMENTS

[Seal that reads on every other page:

MIGUEL RUIZ- GALLARDON GARCIA RASILLA
(NIHIL PRIUS FIDE)
NOTARY OF
MADRID]

DEED OF ACCESSION TO THE PLEDGE OF SHARES OF CEMEX ESPAÑA, S.A. GRANTED BY THE ENTITIES “THE BANK OF NEW YORK MELLON” and “CEMEX ESPAÑA, S.A.”

NUMBER ONE HUNDRED TWENTY-THREE.

In Madrid, on January fifteen of two thousand twenty-one.

Before me, MIGUEL RUIZ-GALLARDÓN GARCÍA DE LA RASILLA, Notary Public the Illustrious Bar of this capital and with residence in the same.

                                                      APPEAR:

MRS. ANA MARÍA ARIAS SOMALO, of legal age, of Spanish nationality, with domicile for these purposes in Madrid, at José Abascal St., 45; with National Identity Document number 00410487-Y, and.

MRS. MÓNICA BASELGA LORING, of legal age, with domicile for these purposes in Madrid, at Hernández de Tejada St., number 1; with National Identity Document number 51066340-S.

                                                      INTERVENE:

The first, on behalf and representation of THE BANK OF NEW YORK MELLON (hereafter, the “Bank”), entity incorporated in accordance with the laws of the State of New York (United States of America), with registered office at 240 Greenwich Street, 7th Floor, New York, N.Y. 10286, United States of America, and with Tax ID number 13-5160382 acting in turn in representation of and for the benefit of the holders of Senior Secured Notes for a maximum main aggregate amount of ONE BILLION SEVEN HUNDRED AND FIFTY MILLION dollars (1,750,000,000.00 USD), at an interest rate of 3.875%, with maturity in 2031, subject to the assumptions of anticipated amortization that have been foreseen, issued under the bond issue agreement (Indenture), governed by the laws of the State of New York (United States of America), signed or to be signed on January twelve, two thousand and twenty one by, among others, CEMEX, S.A.B. de C.V. a company incorporated in accordance with the laws of Mexico, as issuer, and The Bank of New York Mellon, as trustee (hereinafter, with its following amendments or novations, the “Bond Issue”).

Making use of the current power, as she affirms, conferred in her favor by Mr. Bret D. Derman, and Mrs. Loretta Lundberg as legal representatives of the aforementioned entity on January eight, two thousand and twenty one, photocopy of which, with its corresponding certificate issued by the Notary Public of New York, D. Brianne Adler, has been shown to me and whose original, duly apostilled in accordance with the Hague Convention of October 5, 1961, which I will add to this present deed, through diligence, when it is delivered to me. I, the Notary, notice the fact that the original document of said power of attorney is not being shown at this time, but the parties have insisted on their intention to have this deed issued.

The person appearing before me assures that its powers of attorney and the legal existence of the Bank remain in effect, and that its corporate name, address and corporate purpose have not changed with respect to those recorded in this deed, as well as that the identification referred to in article 4 of the Prevention of Money Laundering Law 10/2010 of April 28 and the Regulation implementing it approved by Royal Decree 304/2014 of May 5, does not apply to this deed, as the relevant party is an excepted corporation.

The second, on behalf and representing the Company “CEMEX ESPAÑA, S.A.” (formerly COMPAÑÍA VALENCIANA DE CEMENTOS PÓRTLAND, S.A.) domiciled in Madrid, Hernández de Tejada st., 1; purpose of which is the Holding activity.

With Code CNAE 6420 “ Activities of the Holding Company “.

It was incorporated with an indefinite duration in deed authorized by the Notary who was from Valencia, Don Juan Bautista Roch Contelles, on April 30, 1917, adapted to the present legislation through deed authorized by the Notary of Valencia, Mr. Antonio Soto Bisquert on July 13, 1990; incorporation of which was REGISTERED in the Mercantile Registry of Valencia, to volume 122, book 28 of companies, section 3rd of anonymous, sheet 354, registration 1st; as to the adaptation it is registered in the aforementioned Registry, to volume 2,854, book 10, general section, folio sheet V2533, registration 165; also, the bylaws of the company were combined through another public instrument authorized by the Notary of Madrid, Mr. Antonio Francés y de Mateo on August 12, 1993, with order number 6,796, which caused the 200th registration.

Transferred the current address above, by deed authorized by the Notary of Valencia, Mr. Antonio Soto Bisquert, on June 29, 1995, with order number 1,489 of his notarial registry, and registered in the Mercantile Registry of Madrid, to volume 9743 and 9744, section 8th, of the Book of Companies, folio 1 and 166, sheet number M 156542, registrations 1st and 2nd.

Changed its name to the one it now holds, by agreement adopted by the General Board of Shareholders of the Company, in its meeting held on the twenty-fourth day of June, two thousand and two, registered as public instrument before the Notary of Madrid, Mr. Rafael Monjo Carrió, the same day, under order number 662 of its notarial registry, causing the 122th registration of the registry sheet.

It has Tax Identification Code (C.I.F.) number: A46004214 and CNAE Code number 6420 (holding companies).

The appearing party states that the data identifying the Company and, especially, its corporate purpose and domicile, have not varied from those established above.

Making use of the current powers, as she affirms were conferred in her favor by agreement adopted by the Board of Directors of the Company, at their meeting held on December ten, two thousand and twenty, registered as public instrument through deed granted before the Notary Public of Madrid, Mr. Antonio Pérez-Coca Crespo, on December twenty-three, two thousand and twenty, under the number 6511 of notarial record , as evidenced to me by authorized copy of said deed that I have at sight.

For the purposes set forth in article 98 of the Law 24/2001, and in accordance with the Resolution of the General Directorate of Registries and Notaries of April 12, 2002, I note that in my opinion, I consider the accredited representative powers sufficient to formalize this deed of accession of pledge pursuant to the terms that are indicated below.

I, the Notary, expressly state that I have complied with the obligation of identification of the real holder that the Law 10/2010 of April 28, imposes, and after consulting the Real Ownership Database, I present the results to the person appearing before me, stating that the results must be updated in the deed authorized by me today.

The appearing ladies have in my opinion, as they intervene, the legal capacity and legitimate interest necessary for the granting of this DEED OF ACCESSION TO THE POLICY OF PLEDGE OF SHARES OF CEMEX ESPAÑA, S.A. and, for such purpose, in the representation they hold, and all the legal effects that may be applicable, they

                                                       STATE

I. That, in virtue of the agreement granted in the policy intervened by the Notary of Madrid, Mr. Rafael Monjo Carrió on November 8, 2012, registered with number 3,530 in Section A of their Registry Book, which has been extended several times, the last on December 23, 2020 through public deed of an agreement of an extension of pledge of shares granted before the Notary of Madrid Mr. Antonio Pérez-Coca Crespo under number 6513 of order of his notarial registry (hereinafter, the “Pledge Policy”), CEMEX, S.A.B. de C.V. and New Sunward Holding B.V. initially and, after the merger of New Sunward Holding B.V. with Cemex España, S.A., Cemex Operaciones México S.A. de C.V. and Cemex Innovation Holding Ltd, constituted certain real rights of Pledge (hereinafter, the “Pledges”) over the shares of the company CEMEX España, S.A. of their ownership.

II. That, in accordance with the Contract of Relationship between Creditors (such as it is defined in the Pledge Policy), the creditors of the CEMEX group in virtue of bond issues such as the Issuance of Bonds will be considered as Creditors of Additional Bonds (Additional Notes Creditors) and, therefore, of Secured Parties pursuant to the terms provided for in the Contract of Relationship between Creditors and in the Pledge Policy, and they can get the benefit of the Pledges by adhering to the Pledge Policy in accordance with the provisions of Clause 16 therein.

III. That, in accordance with the provisions of Clause 16 of the Pledge Policy, the Secured Parties, in whose benefit the Agent of Guarantees acted, including the Bank, in its capacity as trustee of the bondholders of the Bond Issue, may adhere to the Pledge Policy and ratify their content, accepting the Pledges constituted in their favor as guarantee of the corresponding Secured Debentures, through the appearance before Notary.

Said accessions will be carried out through the granting of the corresponding deed or accession policy, and all the above without the need for new consent of the pledging agents or pledgee creditors, for having given their consent in advance in the Contract of Relationship between Creditors and in the Pledge Policy itself.

IV. That the Bank expressly states that the accession to which the Stipulations of this Deed refer to, is formalized as a mere instrument for the execution of the rights attributed to the Bank in the Pledge Policy, from which it causes, so that the payment obligations derived from the Bond Issue are guaranteed with a real right of pledge of first rank over the Shares (as defined in the Pledge Policy), concurrent with the remaining Pledges.

V. That in virtue of the above, the Bank wishes to grant This Deed of Accession (hereinafter, the “Deed”) in accordance with the following

                                                        STIPULATIONS

FIRST.- ACCESSION TO THE PLEDGE POLICY.

By this Deed, the Bank adheres, ratifies and approves the Pledge Policy in all its contents, full content of which declares to know, giving therefore to such bestowal full value and legal effectiveness and accepting that the obligations of payment derived from the Bond Issue are guaranteed with a real right of pledge of first range over the Shares (as defined in Pledge Policy), concurrent with the remaining Pledges.

The Bank REQUIRES from me, the Notary, to NOTIFY this accession to WILMINGTON TRUST (LONDON) LIMITED, with address for these purposes at Third Floor, 1 King’s Arms Yard, London, United Kingdom, EC2R 7AF (attention Sajada Afzal), in his capacity as Agent of Guarantees by sending a simple copy of this deed to the specified address, using for this purpose the courier, mail or transport or document delivery entity, public or private, that I, the Notary Public, deem convenient. And I, the Notary, accept said requirement.

CEMEX España, S.A., appears in this act to the effects of being notified of this accession.

SECOND.- APPLICABLE LAW AND JURISDICTION.

2.1 This Deed is subject to the Spanish common law.

2.2 The Parties expressly submit to the jurisdiction and venue of the Courts and Tribunals of Madrid capital for all issues that may arise from the validity, interpretation, compliance and execution of this Deed.

GRANTING AND AUTHORIZATION: As was stated and certified before me in the capacity in which the persons appearing before me act, after identifying them by their documents described above, I verbally state the legal and tax warnings and reservations.

I, the Notary, certify that the circumstances of the persons appearing before me regarding their marital status and domicile as specified herein following the statements made by them for this purpose.

In relation to Law 10/2010 of April 28 on the Prevention of Money Laundering and Terrorism Financing and regulation RD 304/2014 of May 5 implementing such Law, I, the Notary, in my capacity as an obligated subject in accordance with article 2.1.n of said law, certify:

a)

That I have fulfilled the duty of formally identifying the persons executing the present document through verification of the identity document specified above in this deed, of which I have obtained a photocopy, in accordance with the provisions of Organic Law 3/2018 of December 5 on the Protection of Personal Data and guarantee of digital rights and its development regulations and other applicable legislation.

b)

That I have complied with the identification obligations of the beneficial owner in the terms specified in article 4 of Law 10/2010 in relation to article 7 of such Law and with the exceptions contemplated in article 9.

In compliance with the third additional provision of Law 8/1989 of April 13 on Public Fees and Prices, the schedule of fees corresponding to this public deed will be attached to this main document in accordance with Royal Decree 1426/1989 and complementary provisions, without such attachment accruing fees pursuant to number 7 of said Royal Decree. The aforementioned minute of professional fees will be attached to each copy of this document.

PERSONAL DATA PROTECTION. The persons appearing before me are informed of the following: The personal data of the appearing parties will be treated by the authorizing Notary, whose contact data are the following: MIGUEL RUIZ-GALLARDON GARCIA DE LA RASILLA, in Madrid, Núñez de Balboa St. number 54. If data of persons other than the appearing parties is provided, said appearing parties are responsible of having previously informed them of everything provided for in article 14 of the General Data Protection Regulation (Reglamento General de Protección de Datos).

The basis for the treatment is the performance of activities specific to the notary’s public duties, from which the existence of automated decisions authorized by the Law performed by the competent Public Authorities can be derived, including the elaboration of profiles for the prevention and investigation on the prevention of money laundering and terrorist financing. Likewise, the data will be processed by the Notary for customer’s invoicing and management.

For the purposes indicated, the data communications provided for in the Law will be made to the competent Public Authorities.

The data will be kept during the terms provided for in the applicable legislation and, in any case, as long as the relationship with the interested party may continue.

The appearing parties are entitled to request access to their personal data, rectification, cancellation, transferability thereof and the limitation of their treatment, as well as object to it. In virtue of any possible rights infringement, a claim may be filed at the Spanish Data Protection Agency (Agencia Española de Protección de Datos), whose contact details are accessible at www.aepd.es.

I read aloud this deed in its entirety to the persons appearing before me, who sign and ratify it before me willfully and being fully aware of its content. I, the Notary, certify everything set forth in this public deed, the identity of the persons executing it, the verification of the identity document described above, their capacity and legal standing, that their consent has been freely given and that this deed is legal and executed in accordance with the will of the intervening party, duly informed by me, as well as that this public deed is nine government-issued stamped paper pages long, I CERTIFY. - Signed: M.R. Gallardón; initialed and sealed.

                                                        ENCLOSED DOCUMENTS FOLLOW